AMENDMENT TO THE
ADVISORS SERIES TRUST
CUSTODY AGREEMENT

THIS AMENDMENT dated as of the 18th day of May, 2007, to the Custody Agreement, dated as of June 6, 2006, as amended (the "Custody Agreement"), is entered by and between Advisors Series Trust, a Delaware statutory trust (the "Trust") on behalf of its separate series, the PIA BBB Bond Fund Managed Account Completion Shares Fund, the PIA MBS Bond Fund Managed Account Completion Shares Fund,  the PIA Short-Term Securities Fund and the PIA Moderate Duration Bond Fund and U.S. Bank National Association, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the parties desire to amend said Custody Agreement; and

WHEREAS, Article XV, Section 15.2 of the Custody Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the following:

Exhibit L is hereby superseded and replaced with Exhibit L attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ADVISORS SERIES TRUST	U.S. BANK N.A.

By: /s/ Douglas G. Hess	By: /s/ Michael R. McVoy
Name: Douglas G. Hess	Name: Michael R. McVoy
Title: Treasurer	Title: Vice President

Exhibit L
to the

PACIFIC INCOME ADVISORS, INC.

By:  /s/ Thad M. Brown

Printed Name:  Thad M. Brown

Title:  COO

Date:          5/15/2007

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